HEADS OF AGREEMENT

Party A: Yarraman Estate Pty. Limited (wholly owned subsidiary of Yarraman Winery Inc.) (hereinafter called "Yarraman")

Party B: World Icon International Limited (whose directors and shareholders are more particularly described in Schedule A hereof) (hereinafter called "World Icon")

Recital:

I) Yarraman has been in the business of and is experienced in operating vineyards and winery, producing and selling a variety of wines in and outside Australia under various labels and brand name(s).

II) Delta Dawn Pty Ltd as trustee for the The Yarraman Road Trust ("Trademark Owner") is the owner of the trademark(s) and logo(s) used on and in association with Yarraman wines ("Marks") as more particularly described in Schedule B hereof.

III) Yarraman is desirous of developing the wine market in Taiwan and is seeking to appoint a distributor to market and sell the wine products currently and from time to time produced by it as per the list set out in Schedule C hereof which shall from time to time be updated ("Products") to Taiwan.

IV) The major shareholders and directors of World Icon are businessmen born in Taiwan and have extensive business connections and networks in a lot of areas including that of wine distribution and selling in Taiwan. World Icon is desirous of marketing and distributing the Products in Taiwan.

V) World Icon also represents that it has extensive connections and networks in wine distribution and selling in the Guangdong Province of China and is also desirous of marketing and distributing the Products in the Guangdong Province of China.

VI) As part of the marketing and promotion efforts to be carried out by World Icon in relation to the Products, World Icon is desirous of producing a range of relevant souvenirs bearing the Marks to be used in marketing and promotion campaigns for the Products (subject to approval from the Trademark Owner on the items to be produced which approval shall not be unreasonable withheld).

VII) Yarraman agrees to appoint World Icon as the sole distributor for Taiwan and to procure the Trademark Owner to grant the necessary permit and license for World Icon to use the Marks on the following terms and conditions.

The Parties agree as follows:

1. Yarraman agrees to appoint World Icon and World Icon accepts the appointment as the sole distributor of the Products in Taiwan ("Sole Distributor").

2. World Icon shall achieve the following sales targets in respect of the Products:

   a) In 2006, World Icon shall place a minimum order of 3 containers (minimum 3,000 cases) of the Products with Yarraman (with the first order of one container to be made in May 2006);

   b) In 2007, World Icon shall place a minimum order of 7 containers (minimum 7,000 cases) of the Products with Yarraman; and

   c) In 2008, World Icon shall place a minimum order of 15 containers (minimum 15,000 cases) of the Products with Yarraman.

   If World Icon is unable to meet the above sales targets, Yarraman shall be entitled to terminate World Icon's appointment as the Sole Distributor.

3. Yarraman also agrees to grant a 6 month option to World Icon to enter into an agreement to appoint Yarraman as the sole distributor of the Products for the Guangdong Province in China on condition that World Icon shall not commit any breach of the terms and conditions in this Agreement. Such agreement shall be based on similar terms and conditions to the sole distribution agreement for Taiwan.

4. Yarraman shall provide all necessary and reasonable support to World Icon in its marketing and promotion efforts of the Products including providing to World Icon all brochures, pamphlets, materials and information in relation to Yarraman and the Products as well as providing reasonable marketing assistance to World Icon in its marketing and promotion campaign(s) for the Products.

5. All purchase of the Products shall be on FOB basis and payment shall be made by World Icon when placing its orders by 90 day sight Irrevocable Letter of Credit opened by World Icon on bank(s) acceptable to Yarraman.

6. Yarraman shall quote to World Icon its best FOB price(s) for the Products taking into account feedbacks and information provided by Party B in relation to the situations of the relevant wine market(s). Both Parties shall also consult each other from time to time and cooperate in selecting and/or producing wine(s) suitable for the particular market.

7. Yarraman shall provide all usual warranties in respect of the qualities and marketability of Products. Other detailed terms and conditions in relation to the sale and purchase of the Products shall be agreed upon by the Parties.

8. World Icon shall incorporate a proprietary limited in Australia for the sole purpose of carrying out the wine export business of the Products. World Icon intends to name such company as Asia Pacific Yarraman Wine Export Pty Ltd. Yarraman agrees not to object to such name being used by World Icon provided if and upon the termination of the distribution agreement(s) between the Parties hereto, World Icon shall no longer be entitled to the use of such company name and shall change the name of such company accordingly.

9. The Trademark Owner hereby agrees to grant a general license and/or permit to World Icon to use the Marks in the production of a range of souvenirs for the purpose of promoting and marketing the Products subject to World Icon submitting a list of the items of souvenirs to be produced to the Trademark Owner for its approval such approval shall not be unreasonably withheld.

10. Yarraman and World Icon shall enter into a formal Sole Distributorship Agreement to provide for the relevant terms and conditions governing the rights and obligations of the Parties.

Signed by Yarraman by ~~Andy Lyon~~ JOHN WELLS,)
)
~~CEO~~ CFO of Yarraman Winery Inc.)
)
) ______________________________
~~Andy Lyon~~
JOHN WELLS

Witness: GARRICK HARVISON   Date: 24/3/06.

Signed by World Icon by Alan Hu)
)
and Tony Lee, its directors)
)
) Alan Hu   Tony Lee

Witness: DAVID KUO   Date: 15/03/06

SCHEDULE A

List of Shareholders and Directors of World Icon

Shareholders:

1) Alan HU

2) Tony LEE

3) David KUO

Directors:

1) Alan HU

2) Tony LEE

3) David KUO

SCHEDULE B

List of Marks and Logos of Yarraman

Marks/logo:

1) "YARRAMAN"

2) "BANJO"

3) The code of arm mark/logo listed below:

SCHEDULE C

List of the Products

I) Classic Hunter series:

Shiraz (FOB price AUD140/case)
Merlot (FOB price AUD140/case)
Chardonnay (FOB price AUD130/case)
Semillon (FOB price AUD130/case)

II) Black Cypress series: (FOB price AUD78/case)

Cabernet Merlot
Shiraz
Chambourcin
Shiraz Rose
Chardonnay
Verdelho
Semillon
GWT Gewurztraminer

III) Banjo, Sensus and Bolter series: (FOB price AUD55/case)